Exhibit 99.1

STATE OF NORTH CAROLINA		IN THE GENERAL COURT OF JUSTICE
SUPERIOR COURT DIVISION
COUNTY OF MECKLENBURG		04-cvs-20317

MedCath Incorporated,	)
)
Plaintiff,	)
)
v.	)	RULE 12 (b)(6) MOTION TO DISMISS
)
QuadraMed Corporation	)
)
Defendant.	)
)

Defendant, QuadraMed Corporation (“QuadraMed”), pursuant to Rule 12(b)(6) of the North Carolina Rules of Civil Procedure, hereby moves the Court to dismiss with prejudice the Complaint filed by Plaintiff, MedCath Incorporated (“MedCath”), on the grounds that it fails to state a claim upon which relief can be granted. In support thereof, QuadraMed states as follows.

1. MedCath has filed a one-count breach of contract lawsuit against QuadraMed arising out of a Master Software License and Services Agreement, and incorporated Affinity Order Form (respectively, the “Master Agreement” and the “Order Form,” and collectively, the “Contract”).

2. MedCath relies upon the Contract as the basis for its claim, and extensively refers to and quotes the Contract in its Complaint. Accordingly, this Court may consider the Contract itself in deciding this Motion to Dismiss. Brackett v. SGL Carbon Corp., 158 N.C.App. 252, 255, 580 S.E.2d 757, 759 (2003)(citations omitted).

3. MedCath’s Complaint alleges that QuadraMed’s software products failed to perform in accordance with the Contract. For example, MedCath alleges that “QuadraMed’s products failed to function properly,” Complaint, ¶ 24, and that QuadraMed’s products contain certain “categories of deficiencies”. Complaint, ¶ 25.

4. The Contract contains a limited product warranty provided by QuadraMed which is the only warranty from QuadraMed regarding the performance of its products. Master Agreement, ¶ 10. MedCath has not invoked the warranty procedure nor sued for breach of the warranty.

5. The warranty provision in the Contract is a bargained-for allocation of risk among the parties regarding the performance of QuadraMed’s software products. It is limited in scope of coverage, duration in time, and remedy for breach. It governs QuadraMed’s obligations with regard to product performance and MedCath’s rights in the event that such products do not perform as warranted.

6. MedCath has brought a breach of contract cause of action apparently for the purpose of avoiding the allocation of risk provided for in the Contract’s warranty provision. The allegations in the Complaint (if taken as true), however, only raise issues of product performance that could be the subject of a breach of warranty claim (if one was permitted by the Contract), but not a breach of contract claim. The law does not countenance such an end run around a contractual warranty provision, and will not sustain a claim for breach of contract based on facts such as those alleged in the Complaint.

7. Accordingly, MedCath’s Complaint fails to state a claim upon which relief should be granted and should be dismissed, with prejudice.

Wherefore, Defendant, QuadraMed Corporation, respectfully requests that the Complaint filed by Plaintiff be dismissed, in its entirety, with prejudice, award QuadraMed its costs and attorneys’ fees incurred in defending this action, and award QuadraMed such other and futher relief as this Court deems just.

This the              day of December, 2004.

William L. Rikard, Jr.
N.C. State Bar No. 3701
williamrikard@parkerpoe.com

OF COUNSEL:

PARKER POE ADAMS & BERNSTEIN, L.L.P.

Three Wachovia Center

401 South Tryon Street, Suite 3000

Charlotte, NC 28202

Telephone: (704) 372-9000

Facsimile: (704) 334-4706

CERTIFICATE OF SERVICE

This is to certify that on this date I served a copy of the foregoing Rule 12(b)(6) Motion to Dismiss by mailing a copy thereof by United States first-class mail, postage pre-paid, and addressed as follows:

Gregory J. Murphy

Amy Lamoureux

Moore & Van Allen, PLLC

100 North Tryon Street

Suite 4700

Charlotte, NC 28202-4003

This the 9 day of December, 2004.

/s/
William L. Rikard, Jr.

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